EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 787-0977

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

             CONSOLIDATED GRAPHICS TO ACQUIRE GRAPHIC COMMUNICATIONS, INC.
                             OF SAN DIEGO, CALIFORNIA

         HOUSTON, TEXAS - March 9, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Graphic Communications, Inc. of San Diego, California, strengthening its position in this important printing market. Graphic Communications was founded in 1980, and, in 1996, became the second independent commercial printing company in the U.S. and the first in the western half of the country to be ISO 9002 certified. Terms of the transaction were not disclosed.

         Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Through its ISO certification and location in San Diego, Graphic Communications has positioned itself for rapid growth serving major companies with interests in the Pacific Rim and Mexico. We look forward to helping them further capitalize on these key market advantages."

         John Rush, President of Graphic Communications, will remain with the company upon completion of the transaction. Commenting on his decision to join Consolidated Graphics, Rush said, "Our commitment to creating a quality-driven operation is now being rewarded. In order to take our business to the next level, we needed a strong partner with a similar operating philosophy. With Consolidated Graphics, we are joining a strong, profitable company that believes, as we do, that quality products and superior customer service are the keys to success."

         Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 34 companies with annualized revenues in excess of $350 million.

         This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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